UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

RADISYS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5445 NE Dawson Creek Drive
Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 615-1100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to an Underwriting Agreement dated as of February 6, 2008 (the “Underwriting Agreement”), between RadiSys Corporation (the “Company”) and Credit Suisse Securities (USA) LLC (the “Underwriter”), the Company made a public offering of $55.0 million aggregate principal amount of its 2.75% convertible senior notes due 2013 (the “Notes”) (including the underwriter’s option to purchase additional $5.0 million aggregate principal amount of Notes to cover over-allotments). The offering of the Notes was registered under the Securities Act of 1933 and is being made pursuant to the Company’s Registration Statement on Form S-3 (Reg. No. 333-146977) and the Prospectus included therein, declared effective by the Securities and Exchange Commission (the “Commission”) on November 7, 2007, the Prospectus Supplement relating thereto dated February 6, 2007 and the Free Writing Prospectuses filed with the Commission on February 5 and February 7, 2008. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriter against certain liabilities arising out of or in connection with sale of the Notes and customary contribution provisions in respect of those liabilities.

The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement which is attached to this report as Exhibit 1.1 and is incorporated herein by reference.

The Notes will be issued pursuant to an indenture, to be dated as of February 12, 2008 (the “Base Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), supplemented by the First Supplemental Indenture dated as of February 12, 2008, between the Company and the Trustee (the “Supplemental Indenture,” and together, the Base Indenture, the “Indenture”). The Notes will be represented by a global security, executed by the Company, in the form attached to the Supplemental Indenture.

The Notes are general unsecured obligations of the Company ranking equally with all of the Company’s existing and future senior indebtedness. The Notes will bear interest at a rate of 2.75% per annum from the date of issuance, payable semi-annually, in arrears, on each August 15 and February 15, beginning on August 15, 2008. The Notes mature on February 15, 2013. The Notes will be convertible into the Company’s common stock at an initial conversion rate of 76.7448 shares of common stock per $1,000 principal amount of the Notes (which is equivalent to a conversion price of approximately $13.03 per share), subject to adjustment upon the occurrence of certain events.

Holders of the Notes may require the Company to repurchase the Notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of a fundamental change in accordance with the Indenture. In addition, if certain fundamental changes occur, the Company may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental changes by a specified number of shares of the Company’s common stock.

The Indenture includes customary agreements and covenants by the Company. The foregoing description of the material terms of the Base Indenture and the Supplemental Indenture is qualified in its entirety by reference to each of the Base Indenture and the Supplemental Indenture, which are attached to this report as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

In connection with the offering of the Notes, the Company entered into a capped call transaction with an affiliate of the Underwriter. The capped call transaction is expected to reduce the potential dilution upon conversion of the Notes. However, the dilution mitigation under the capped call will be limited to the extent that the market value per share of the Company’s common stock exceeds such cap price. The capped call transaction has a cap price of $23.085, which is approximately 125% higher than the closing price of the Company’s common stock on February 6, 2008. In connection with hedging the capped call transaction, the counterparty or its affiliates expect to purchase the Company’s common stock and/or enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the Notes. In addition, the counterparty or its affiliates may then enter into or unwind various derivative transactions and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the Notes.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 6, 2008, by and between the Company and Credit Suisse Securities (USA) LLC.

4.1	Indenture, dated February 12, 2008, by and between the Company and The Bank of New York Trust Company, N.A.

4.2	First Supplemental Indenture, dated February 12, 2008, by and between the Company and The Bank of New York Trust Company, N.A.

4.3	Form of Global Security for the 2.75% Convertible Senior Notes due 2013 (included in Exhibit 4.2).

5.1	Opinion of Stoel Rives LLP.

5.2	Opinion of Baker & McKenzie LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1).

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADISYS CORPORATION

Date: February 12, 2008	By:	/s/ Brian Bronson
Brian Bronson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 6, 2008, by and between the Company and Credit Suisse Securities (USA) LLC.

4.1	Indenture, dated February 12, 2008, by and between the Company and The Bank of New York Trust Company, N.A.

4.2	First Supplemental Indenture, dated February 12, 2008, by and between the Company and The Bank of New York Trust Company, N.A.

4.3	Form of Global Security for the 2.75% Convertible Senior Notes due 2013 (included in Exhibit 4.2).

5.1	Opinion of Stoel Rives LLP.

5.2	Opinion of Baker & McKenzie LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1).

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.2).